Exhibit 21.1

 Subsidiaries of Registrant
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 Dial Thru, Inc. (Texas)

 DTI Com, Inc. (Delaware)

 Canmax Retail Systems, Inc. (Texas)

 DTI Liqco, Inc. (California)

 Dial Thru International Corporation, South Africa (South Africa)